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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Tyco International Ltd. of our report dated on May 28, 1999, on our audits of the consolidated financial statements and the consolidated financial statement schedule of Tyco International Ltd., as of September 30, 1998 and 1997, and for the year ended September 30, 1998, the nine months ended September 30, 1997 and the year ended December 30, 1996, which report is included in Tyco's Current Report on Form 8-K filed June 3, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

                                          /s/ PRICEWATERHOUSECOOPERS

Hamilton, Bermuda
October 11, 1999